UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): November 30, 2009 (November 23, 2009)
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NATIONAL FINANCIAL PARTNERS CORP.
(Exact name of registrant as specified in its charter)
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Delaware	001-31781	13-4029115
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

340 Madison Avenue, 19th Floor New York, New York		10173
(Address of principal executive offices)		(Zip Code)

(212) 301-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 23, 2009, National Financial Partners Corp. (the “Company”) entered into a Sublease, dated as of November 20, 2009 (the “Sublease”) with RBC Madison Avenue LLC (“RBC”) for RBC’s sublease of certain space located at 340 Madison Avenue, New York, New York.  RBC shall sublease from the Company approximately 36,250 square feet, or one floor (the “Subleased Premises”), of the Company’s existing office space.

RBC shall pay the Company fixed rent: (a) for the period commencing on the Commencement Date (as defined below) and ending on the day immediately preceding the fifth anniversary of the Commencement Date, the annual rate of $1,494,750.00, payable in equal monthly installments of $124,562.50; (b) for the period commencing on the fifth anniversary of the Commencement Date and ending on the day immediately preceding the tenth anniversary of the Commencement Date, the annual rate of $1,676,000.00, payable in equal monthly installments of $139,666.67; and (c) for the period commencing on the tenth anniversary of the Commencement Date and ending on the Expiration Date (as defined below), the annual rate of $1,857,250.00, payable in equal monthly installments of $154,770.84.   The Company shall grant RBC certain fixed rent abatements for the nine-month period beginning on the Commencement Date.  Additional amounts for tax payments, operating payments and electricity are payable by RBC pursuant to the terms of the Sublease.

The Sublease is expected to increase the Company’s pre-tax cash flow by approximately $1.5 million, pre-tax net income by approximately $4.3 million and pre-tax cash earnings by approximately $3.0 million annually from 2010 to 2014.  As a result of the Sublease, the Company expects to take a pre-tax largely non-cash charge of approximately $8.4 million and $15.0 million to pre-tax cash earnings and pre-tax net income, respectively, in the fourth quarter of 2009. The anticipated charges would primarily represent the difference between the Company’s existing lease rent and the Sublease rent and the acceleration of amortization for certain furniture and leasehold improvements.

The term of the Sublease shall commence on the earlier of: (a) the later of: (i) December 31, 2009 or (ii) the date which is five business days after: receipt of the master landlord’s consent, tender of the Subleased Premises by the Company to RBC with certain improvements made, and notice of such consent and tender to RBC; or (b) the date on which RBC takes possession of the Subleased Premises, excluding certain temporary or administrative occupancies (the earlier of the foregoing clauses (a) and (b), the “Commencement Date”).

The term of the Sublease shall expire on August 14, 2023 (the “Expiration Date”).  The Company may otherwise elect to terminate the Sublease on the day immediately preceding the fifth or ninth anniversaries of the Commencement Date (the “Early Termination Date”).  Upon notice of such Early Termination Date from the Company, RBC may elect to continue the term of the Sublease provided that it pay fixed rent at fair market value, as determined pursuant to the Sublease.

The foregoing description of the Sublease is not complete and is qualified in its entirety by reference to the full text of the Sublease, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

The above disclosure contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words "anticipate," "expect," "intend," "plan," "believe," "estimate," "may," "project," "will," "continue" and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, impairments, losses, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and the Company’s operations or strategy. These forward-looking statements are based on management's current views with respect to future results, and are subject to risks and uncertainties.  The Company refers you to its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008, for additional discussion of these risks and uncertainties as well as a cautionary statement regarding forward-looking statements.  Forward-looking statements made during this presentation speak only as of today's date.  The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Sublease, dated as of November 20, 2009, by and between National Financial Partners Corp. and RBC Madison Avenue LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Financial Partners Corp. Date: November 30, 2009

By:	/s/ Donna J. Blank

Name:	Donna J. Blank
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Sublease, dated as of November 20, 2009, by and between National Financial Partners Corp. and RBC Madison Avenue LLC